Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Babson Capital Global Short Duration High Yield Fund:

We hereby consent to the use in this Registration Statement on Form N-2 filed pursuant to Rule 462(b) by reference to the registration statement on Form N-2 (File No. 333-174430), of our report dated September 20, 2012, relating to the Statement of Assets and Liabilities of Babson Capital Global Short Duration High Yield Fund, which appears in Babson Capital Global Short Duration High Yield Fund’s Form N-2. We also consent to the reference to us under the heading “Independent Accountants” in the Statement of Additional Information included in such Form N-2.

Boston, Massachusetts

October 25, 2012